Exhibit 99.1
FOR IMMEDIATE RELEASE

    ACCESS INTEGRATED TECHNOLOGIES AND CHRISTIE DIGITAL SYSTEMS SIGN GROUND-BREAKING AGREEMENT FOR DIGITAL CINEMA ROLLOUT PLAN TARGETING 2,500 SCREENS
                                WITHIN TWO YEARS

NEWLY CREATED FUNDING VEHICLE, A DIGITAL CINEMA INDUSTRY MILESTONE, FEATURES MINIMAL COST TO EXHIBITORS

MORRISTOWN, NJ, AND CYPRESS, CA, JUNE 21, 2005 -- In a major move designed to accelerate the long-awaited implementation of Digital Cinema nation-wide, ACCESS INTEGRATED TECHNOLOGIES, INC. ("ACCESSIT") (AMEX: AIX) AND CHRISTIE DIGITAL
SYSTEMS, USA (CHRISTIE) today jointly announced a preliminary agreement to create the movie industry's first practical Digital Cinema funding framework. The plan satisfies the diverse concerns of movie studios and exhibitors by standardizing content format, delivery and presentation. It minimizes financial risks for studios and exhibitors by establishing an innovative template that allows private investment in the burgeoning Digital Cinema industry. The agreement includes a two-year plan for a 2,500-screen rollout, with over 200 screens to be operational by the end of 2005.

To facilitate the agreement, ACCESSIT has formed a subsidiary, Christie/AIX, to act as a funding vehicle and administrator. Under the terms of the agreement, the new entity will provide funding for a turnkey Digital Cinema solution that includes the latest generation 2K resolution Digital Cinema projectors and all related hardware systems. ACCESSIT and interested third-party lenders will provide capital for the systems. Christie/AIX will serve as intermediary between content owners - including major studios and independent distributors, who will pay "virtual print fees" - and exhibitors, who will be responsible for installation costs, software license fees, and a 10-year maintenance contract, with a cost structure similar to conventional film maintenance. The company anticipates that when implemented, the current plan is expected to have a material impact on ACCESSIT's future financial performance, contributing to the company's reported revenues, EBITDA, and cashflow over the next-ten year period.

Christie/AIX, contracting with Christie, will provide exhibitors with a full range of DCI-compliant hardware and software including the industry-leading Christie CP2000 DLP Cinema(TM) projectors, media players and central server equipment. This includes ACCESSIT's vendor-agnostic library/central server software called Theatre Command Center (TCC). Christie will perform all field installation and support services. ACCESSIT will offer its digital delivery and content management services, under commercial terms, to customers of Christie/AIX who utilize the company's fully managed, satellite-based content delivery services.

The Christie/AIX plan will be in effect through 2018. Term sheets have already been signed by key Hollywood studios, and substantive agreements in principle have been established with national exhibitors for delivery of a large, undisclosed number of systems. Funding for the first 200 screens will be implemented by Christie/AIX immediately upon the signing of definitive agreements with the studios that have signed term sheets.

"This landmark agreement represents the crucial and long-awaited first step to make the transition to Digital Cinema a practical reality for both exhibitors and the film studios," said Bud Mayo, President and Chief Executive Officer of ACCESSIT. "Christie and ACCESSIT have laid the foundation - not only for a rollout to 2,500 screens, but for an innovative, flexible template and real-world solution for the entire industry to launch a Digital Cinema deployment to all 36,000 movie screens throughout the United States and Canada, using multiple vendor sources."

Jack Kline, President/COO of Christie USA, added, "ACCESSIT continues to demonstrate its unique understanding of both the business and technical requirements of Digital Cinema. We share a unified vision of the future of digital entertainment. ACCESSIT's unique capabilities, combined with Christie's market-leading services and technologies, as well as our understanding of exhibition and long history in the industry, make us the natural choice to fulfill the long-anticipated promise of Digital Cinema. It's a significant step toward helping to revitalize the entertainment experience for millions of movie-goers in North America and around the world."

ACCESS INTEGRATED TECHNOLOGIES, INC. (ACCESSIT) is an early mover in offering a fully managed storage and electronic delivery service for owners and distributors of digital content to movie theaters and other venues. Supported by its robust platform of fail-safe Internet data centers, ACCESSIT is able to leverage the market-leading role of its Theatrical Distribution System (TDS) with its innovative digital delivery capabilities and in-theatre software systems to provide the highest level of technology available to enable the emerging Digital Cinema industry to transition from film without changing workflows. For more information on ACCESSIT, visit WWW.ACCESSITX.COM.

CHRISTIE

Christie is a leader in visual solutions for world-class organizations, offering diverse applications for business, entertainment, and industry. A leading innovator in film projection since 1929 and a pioneer in projection systems since 1979, Christie has established a global reputation as a total service provider and the world's single source manufacturer of a variety of display technologies and solutions. Christie offers comprehensive solutions for cinema, large audience venues, control rooms, business presentations, training facilities, 3D and Virtual Reality, simulation and education as well as industrial and government environments. Christie solutions are used in over 75,000 locations worldwide, including more than 10,000 projectors and displays networked with ChristieNET(tm) networking devices. For more information on Christie's cinema solutions and to find a theatre with Christie Digital Cinema projectors, visit WWW.CHRISTIEDIGITAL.COM.

SAFE HARBOR STATEMENT

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of ACCESSIT officials during presentations about ACCESSIT, are "forward-looking" statements within the meaning of the Private Securities
Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects", "anticipates", "intends", "plans", "could", "might", "believes", "seeks", "estimates" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by ACCESSIT's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about ACCESSIT, its technology, economic and market factors and the industries in which ACCESSIT does business, among other things. These statements are not guarantees of future performance and ACCESSIT has no specific intention to update these statements.

                                      # # #

Contact:

Michael Glickman
The Dilenschneider Group
212.922.0900

Suzanne Tregenza Moore
ACCESSIT
55 Madison Avenue
Suite 300
Morristown, NJ  07960
WWW.ACCESSITX.COM

Dorina Belu
Christie
519.749.3323
DORINA.BELU@CHRISTIEDIGITAL.COM
WWW.CHRISTIEDIGITAL.COM

DLP Cinema(TM) is a trademark of Texas Instruments Inc.